UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On July 20, 2007, KBS Real Estate Investment Trust, Inc. (the “Company”), through a wholly-owned subsidiary, KBS Bridgeway Technology Center, LLC (the “Owner”), completed the secured financing of two single-story office/research and development buildings containing approximately 187,268 rentable square feet located in Newark, California (the “Bridgeway Technology Center”). The Company acquired the Bridgeway Technology Center on June 27, 2007. The Company obtained six-year financing in the amount of approximately $26.8 million at a fixed interest rate of 6.07% per annum from a financial institution. The loan matures on August 1, 2013. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The Owner has the right to prepay the entire loan one year after August 1, 2007 by providing 30 days written notice of election to prepay the note, and upon payment of a prepayment premium equal to the greater of (a) 1.00% of the outstanding principal amount of the note or (b) the present value of the note (calculated as of the prepayment date at a discount rate equal to the yield of U.S. Treasuries with maturity equal to the remaining term of the note plus 0.50%) less the outstanding principal amount of the note. The loan is secured by Bridgeway Technology Center.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: July 26, 2007	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer